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On March 28, 2014, eBay Inc. (the “Company”) sent the following Tweet under the Twitter handle @ebayinc (https://twitter.com/ebayinc) :

“Why #eCommerce Needs A United eBay, by @smulpuru. http://t.co/wm4KuNYXrZ”

On March 28, 2014, the Company made available the following content at http://bettertogether.ebayinc.com/ :

Transcript for “PayPal Working Capital” Video:

Run time: 1:31

Opening Slide: PayPal | Working Capital

Steve Contratto, owner of CF Sales: “Hi, I'm Steve Contratto and I'm the owner of CF Sales.  We sell phone and computer accessories on eBay.

Right now, we are at about 800,000 dollars a year.  We decided to apply for PayPal Working Captial after seeing how hard it was going to be to get a traditional bank loan.  It just became a headache to where we decided to just drop out and not even try.

PayPal Working Capital is easy.  We filled out a few lines, did a couple clicks, and I had 20,000 dollars in my PayPal account.  We used it to purchase new inventory right before Christmas-time.

The loans fees are very fair.  For 20,000 dollars borrowed, I only had to pay 800 dollars in fees.

To repay the PayPal Working Capital loan is easy.  Sell product, your payments come into PayPal, they take a small percentage of your daily sales.  If I don't make any sales one day, then I don't pay that day.

I think the flat fee is great because you know what you're going to have to pay.  It's here's your fee, there's no other hidden fees, there's no interest on top of it, and there's no fees if you pay it off fast.

I would recommend PayPal Working Capital to other business owners because it gives you a quick, easy way to get access to money to grow your business.”

Closing Slide: PayPal | Working Capital